Exhibit 10.1
EXECUTION
CREDIT AGREEMENT
by and among
THE HOME DEPOT, INC.,
as Borrower,
LEHMAN COMMERCIAL PAPER INC.,
as Agent and as a Bank,
and
MERRILL LYNCH CAPITAL CORPORATION,
as Syndication Agent and as a Bank
and
THE BANKS PARTY HERETO FROM TIME TO TIME
August 28, 2007
LEHMAN BROTHERS INC.
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Sole Arrangers and Sole Bookrunners

-i-

-ii-

-iii-

-iv-

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT, dated as of August 28, 2007, is made by and among:
     THE HOME DEPOT, INC., a Delaware corporation, as the Borrower,
     LEHMAN COMMERCIAL PAPER INC., a banking corporation organized and existing under the laws of the State of New York, in its capacity as a Bank and as Agent for the Banks,
     MERRILL LYNCH CAPITAL CORPORATION, in its capacity as a Bank and as Syndication Agent, and
     THE OTHER BANKS executing and delivering a signature page hereto and each other financial institution which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to Section 9.07.
     The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:
     “Adjusted London Interbank Offered Rate” means, for any Interest Period, with respect to any Euro-Dollar Loan, the rate of interest per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Reserve Requirement. The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.
     “Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”), (ii) any Person (other than a Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person, or (iii) any Person (other than a Subsidiary) of which the Borrower owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agent” means Lehman Commercial Paper Inc., a banking corporation organized under the laws of the State of New York, in its capacity as agent for the Banks hereunder, and its successors and permitted assigns in such capacity.
     “Agreement” means this Credit Agreement, together with all amendments and supplements hereto.

     “Applicable Margin” means (i) with respect to Base Rate Loans, 0%; and (ii) with respect to Euro-Dollar Loans, (w) if the Borrower’s ratio of Consolidated Funded Debt to Consolidated Total Tangible Capital is equal to or less than 0.25 to 1.0, 0.110%, (x) if the Borrower’s ratio of Consolidated Funded Debt to Consolidated Total Tangible Capital is greater than 0.25 to 1.0 but equal to or less than 0.35 to 1.0, 0.105%, (y) if the Borrower’s ratio of Consolidated Funded Debt to Consolidated Total Tangible Capital is greater than 0.35 to 1.0 but equal to or less than 0.45 to 1.0, 0.170%, and (z) if the Borrower’s ratio of Consolidated Funded Debt to Consolidated Total Tangible Capital is greater than 0.45 to 1.0, 0.280%. The determination of the Applicable Margin from time to time shall be made in accordance with Section 2.07(b).
     “Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property (excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business) by Borrower or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary, in each case, to any person other than (i) Borrower or (ii) any other Subsidiary. Notwithstanding the foregoing, “Asset Sale” shall not include:
     (a) dispositions of obsolete, worn out, or surplus property, or other property no longer used or useful in the business operations of the Borrower or its Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) dispositions of stores and any related inventory, and other real property and equipment, in the ordinary course of business;
     (c) dispositions of property by the Borrower or any Subsidiary to the Borrower or to a wholly-owned Subsidiary;
     (d) dispositions by the Borrower and its Subsidiaries of property pursuant to Sale and Leaseback Transactions, provided that the book value of all property so disposed of shall not exceed $100,000,000 from and after the Closing Date;
     (e) dispositions of property pursuant to leases and subleases in the ordinary course of business, other than Sale and Leaseback Transactions;
     (f) assignments, licenses and sublicenses of intellectual property rights in the ordinary course of business;
     (g) dispositions occurring as a result of any consolidation and merger transactions permitted pursuant to Section 5.05;
     (h) dispositions occurring as a result of the discount and write-offs of delinquent accounts receivable or other sale or assignment of accounts receivable in the ordinary course of business; and
     (i) dispositions arising from casualty events or from condemnation or threatened condemnation proceedings against properties of the Borrower or its Subsidiaries.

     “Assignee” has the meaning set forth in Section 9.07(c).
     “Assignment and Acceptance” means an Assignment and Acceptance executed in accordance with Section 9.08(c) substantially in the form attached hereto as Exhibit C.
     “Audited Statements” has the meaning set forth in Section 2.07(b).
     “Authority” has the meaning set forth in Section 8.02.
     “Bank” means Lehman Commercial Paper Inc., MLCC and each other financial institution executing and delivering a signature page hereto and each other financial institution which may hereafter become a Bank by executing and delivering an instrument of assignment with respect to this Agreement pursuant to Section 9.07.
     “Base Rate” means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, and (ii) one-half of one percent (0.50%) above the Federal Funds Rate. For purposes of determining the Base Rate for any day, changes in the Prime Rate shall be effective on the date of each such change.
     “Base Rate Borrowing” shall have the meaning given to such term in the definition of “Borrowing”.
     “Base Rate Loan” means a Loan to be made as a Base Rate Loan pursuant to the applicable Notice of Borrowing, Section 2.02(g), or Article VIII, as applicable.
     “Borrower” means The Home Depot, Inc., a Delaware corporation, and its successors and its permitted assigns.
     “Borrowing” means a borrowing hereunder consisting of Loans made to the Borrower at the same time by the Banks pursuant to Article II. A Borrowing is a “Base Rate Borrowing” if such Loans are Base Rate Loans and a “Euro-Dollar Borrowing” if such Loans are Euro-Dollar Loans. A Borrowing is a “Syndicated Borrowing” if it is made pursuant to Section 2.01.
     “Business Day” means any day which is not a Saturday, Sunday or a day on which banks in the State of New York are authorized or obligated by law, executive order or governmental decree to be closed and, with respect to the selection, funding, interest rate, payment, and Interest Period of any Euro-Dollar Loan, on which the relevant international financial markets are open for the transaction of business contemplated by this Agreement in London, England and New York, New York.
     “Capital Stock” means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.
     “CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and its implementing regulations and amendments.

     “CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.
     “Change in Control” means (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 40.0% or more of the outstanding shares of the voting stock of the Borrower; or (ii) at any time a majority of the Board of Directors of the Borrower shall not consist of individuals who were either (A) nominated to become directors by the Board of Directors of the Borrower or (B) appointed as directors by directors so nominated.
     “Change of Law” shall have the meaning set forth in Section 8.02.
     “Closing Certificate” has the meaning set forth in Section 3.01(c).
     “Closing Date” means August 28, 2007.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal tax code.
     “Commitment” means, with respect to each Bank, the amount in Dollars set forth on Exhibit J hereto, as such amount may be increased or decreased from time to time (a) pursuant to Sections 2.08, 2.09 or 2.11, (b) to reflect any assignments to or by such Bank effected in accordance with Section 9.07 or (c) upon payment of the consideration for the Share Repurchase to the extent with proceeds other than Loans or commercial paper for which Support Commitments remain outstanding.
     “Commitment Letter” shall mean the confidential Commitment Letter, dated July 9, 2007, among Borrower, Lehman Brothers Holdings Inc., Lehman Brothers Commercial Bank, Lehman Commercial Paper Inc., Lehman Brothers Inc., MLCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
     “Compliance Certificate” has the meaning set forth in Section 5.01(c).
     “Consolidated Funded Debt” means at any date the Debt of the Borrower and its Consolidated Subsidiaries consisting of (a) the types of Debt described in clauses (i), (ii), (iii) and (iv) of the definition of Debt contained in this Agreement, (b) an amount equal to 800.0% of the aggregate of all obligations under operating leases for the Fiscal Year following the last Fiscal Year for which audited financial statements have been supplied to the Banks as contained in the Borrower’s Annual Report on Form 10K, and (c) Guaranties of Debt of other Persons of the types described in clauses (a) and (b) above, determined on a consolidated basis as of such date.
     “Consolidated Net Worth” means at any time, Stockholders’ Equity, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

     “Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.
     “Consolidated Tangible Net Worth” means, at any time, Stockholders’ Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP, of:
     (A) Any surplus resulting from any write-up of assets subsequent to February 1, 1998;
     (B) All assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, trade names, copyrights, patents and technologies, and unamortized debt discount and expense;
     (C) To the extent not included in (B) of this definition, any amount at which shares of Capital Stock of the Borrower appear as an asset on the balance sheet of the Borrower and its Consolidated Subsidiaries; and
     (D) Loans to stockholders, directors, officers or employees.
     “Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.
     “Consolidated Total Tangible Capital” means, at any time, the sum of (i) Consolidated Tangible Net Worth, and (ii) Consolidated Funded Debt.
     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
     “Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) the capitalized lease obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts that have actually been paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (provided, that, for purposes of this clause (viii), non-recourse Debt in excess of the value of the asset securing such Debt shall not be counted), and (ix) all Debt of others Guaranteed by such Person.

     “Debt Issuance” shall mean the incurrence by Borrower or any of its Subsidiaries after the Closing Date of any Debt of the types described in clauses (i), (ii) and (vi) in the definition of “Debt”, other than:
     (a) unsecured Debt incurred in the ordinary course of business for borrowed money, maturing within one year from the date incurred, evidenced by commercial paper at any time not more than $13,000,000,000;
     (b) unsecured Debt incurred under this Agreement or under the Credit Agreement dated as of December 16, 2005, as amended through the Closing Date, among the Borrower, the banks that are parties thereto, and JPMorgan Chase Bank, N.A., as Agent;
     (c) Debt of the Borrower or any Subsidiary of the Borrower owed to the Borrower or any Subsidiary of the Borrower;
     (d) Debt outstanding on the date hereof and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;
     (e) Debt in respect of Sale and Leaseback Transactions and other capitalized lease obligations and purchase money obligations for fixed or capital assets;
     (f) other Debt in an aggregate amount not to exceed $100,000,000.
     “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Default Rate” means, with respect to any Loan, on any day, the sum of 2% plus the interest rate (including the Applicable Margin) applicable to such Loan hereunder.
     “Dividends” means for any period the sum of all dividends paid or declared during such period in respect of any Capital Stock and Redeemable Preferred Stock (other than dividends paid or payable in the form of additional Capital Stock).
     “Dollars” or “$” means dollars in lawful currency of the United States of America.
     “Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

     “Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary required by any Environmental Requirement.
     “Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent, or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.
     “Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.
     “Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.
     “Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.
     “Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.
     “Environmental Requirements” means any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, health, safety or any environmental matters or conditions, environmental protection or conservation, including without limitation, CERCLA; CERCLIS; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other “Superfund” or “Superlien” law.
     “Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
     “Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Borrower or any of its Subsidiaries after the Closing Date of any Equity Interests, including without limitation Redeemable Preferred Stock, in Borrower or any of its Subsidiaries (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Borrower or any of its Subsidiaries;

provided, however, that an Equity Issuance shall not include (x) any such sale or issuance by Borrower or any of its Subsidiaries of their Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests), in each case, to directors, officers or employees of the Borrower or any Subsidiary, or to any trusts, plans or similar arrangements established for the benefit of such directors, officers, or employees, (y) any such capital contributions made by the Borrower or any Subsidiaries to any Subsidiaries of the Borrower, or (z) any such issuances or sales of such Equity Interests, warrants or options to the Borrower or any Subsidiaries of the Borrower.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.
     “Euro-Dollar Borrowing” shall have the meaning given to such term in the definition of “Borrowing”.
     “Euro-Dollar Loan” means a Loan to be made as a Euro-Dollar Loan pursuant to the applicable Notice of Borrowing.
     “Event of Default” has the meaning set forth in Section 6.01.
     “Facility Fee” has the meaning set forth in Section 2.07.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent (in its individual capacity) on such day on such transactions as determined by the Agent.
     “Fiscal Quarter” means any fiscal quarter of the Borrower.
     “Fiscal Year” means any fiscal year of the Borrower.
     “GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.
     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) to the extent that such an arrangement would be considered to be a guaranty under GAAP, entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. For purposes hereof, the amount of any Guarantee shall be deemed to be equal to the lesser of (i) any stated amount of the guarantee or (ii) the outstanding amount of the obligation directly or indirectly guaranteed.
     “Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. § 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) “hazardous substance”, “pollutant”, or “contaminant” as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including, crude oil or any fraction thereof, or (d) pesticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.
     “Initial Borrowing Date” means the first date on which the conditions to the first Borrowing set forth in Section 3.01 have been satisfied or waived and a Notice of Borrowing has been delivered.
     “Interest Period” means, with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first, second, or third month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:
     (a) any Interest Period (subject to paragraph (c) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to paragraph (c) below, end on the last Business Day of the appropriate subsequent calendar month; and
     (c) no Interest Period may be selected which begins before the Termination Date and would otherwise end after the Termination Date.
     “Lending Office” means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Bank may hereafter designate as its Lending Office by notice to the Borrower and the Agent.
     “Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, or encumbrance or servitude of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset; exclusive, however, of (i) any liens for taxes or governmental charges either not yet delinquent or which are being contested in good faith by appropriate proceedings, (ii) liens not securing Debt which are created by or relating to any legal proceeding which at the time are being contested in good faith by appropriate proceedings or (iii) any other statutory or inchoate lien securing amounts other than Debt which are not delinquent.
     “Loan” means a Base Rate Loan, Euro-Dollar Loan or Syndicated Loan, and “Loans” means Base Rate Loans, Euro-Dollar Loans or Syndicated Loans, or any or all of them, as the context shall require.
     “Loan Documents” means this Agreement, the Notes, any other document to which the Borrower is a party evidencing, relating to or securing the Loans, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes or the Loans, as such documents and instruments may be amended or supplemented from time to time.
     “London Interbank Offered Rate” means, with respect to any Euro-Dollar Loan, for the Interest Period applicable thereto, the rate per annum (rounded upwards, if necessary), to the nearest 1/100th of 1%) appearing on Reuters Screen LIBOR 01 Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Euro-Dollar Loan for the Interest Period applicable thereto, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen LIBO 01 Page 3750 as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO 01 Page 3750, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100th of 1%).
     “Margin Stock” means “margin stock” as defined in Regulations T, U or X.
     “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, or properties of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or the Banks under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document, which, in the case of clauses (b) and (c), would reasonably be expected to result in either the Agent or any Bank not obtaining the practical realization of the significant benefits purported to be provided thereby; provided, however, that in no event shall either the Borrower’s lack of access to the commercial paper market or the consequences thereof, in and of itself, be deemed to constitute a Material Adverse Effect.
     “MLCC” means Merrill Lynch Capital Corporation and its successors.
     “Net Cash Proceeds” shall mean:
     (a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) expenses incurred in connection with such Asset Sale (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve as established in good faith by the Borrower, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities (including, without limitation, liabilities for workers compensation and pension and other post-employment benefits, warranty liabilities, and OSHA and environmental liabilities) retained by Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 180 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Debt for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale), or which is otherwise subject to mandatory prepayment as a result of such Asset Sale, and which is repaid with such proceeds (other than any such Debt assumed by the purchaser of such properties);
     (b) with respect to any Debt Issuance, the cash proceeds thereof, net of customary fees, commissions, discounts, taxes, legal, accounting, investment banking and other advisors’ fees, costs and other expenses incurred in connection therewith; and
     (c) with respect to any Equity Issuance, the cash proceeds thereof, net of customary fees, commissions, discounts, taxes, legal, accounting, investment banking and other advisors’ fees, costs and other expenses incurred in connection therewith.
     “Notes” means the Syndicated Loan Notes.

     “Notice of Borrowing” has the meaning set forth in Section 2.02.
     “Offer to Purchase” shall mean the Offer to Purchase and related Letter of Transmittal, each dated as of July 10, 2007 and amended on August 10, 2007, as filed as an exhibit to Schedule TO of the Borrower filed with the Securities and Exchange Commission on July 10, 2007 and amended on August 10, 2007, as such Offer to Purchase and the related Letter of Transmittal and Schedule TO may be further amended, supplemented or otherwise modified or waived after the Closing Date in a manner that is not materially adverse to the interests of the Borrower or the Lenders without the written consent of the Sole Arrangers.
     “Participant” has the meaning set forth in Section 9.07(b).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Performance Pricing Determination Date” means each date that occurs 45 days after the end of each of the first three (3) Fiscal Quarters, and 90 days after the end of the last Fiscal Quarter, of the Borrower.
     “Person” means an individual, a corporation, a partnership, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.
     “Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.
     “Pricing Category” means any of the pricing categories described in clauses (ii)(w) through (ii)(z) of the definition of “Applicable Margin” or clauses (i) through (iv) of Section 2.07(a), in each case based on the Borrower’s ratio of Consolidated Funded Debt to Consolidated Total Tangible Capital. For all purposes of this Agreement, a “higher” Pricing Category shall mean a Pricing Category indicating a higher Applicable Margin or Facility Fee.
     “Prime Rate” means the per annum rate of interest established from time to time by JPMorgan Chase Bank, N.A. as its prime rate, which rate may not be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. to its customers.
     “Properties” means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.
     “Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person (i) required (by the terms of the governing instruments or at the option of the holder) to be mandatorily redeemed for cash at any time prior to the Termination Date (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof at any time prior to the Termination Date.
     “Refunding Loan” means a new Loan made on the day on which an outstanding Loan is maturing, the conversion of a Base Rate Borrowing to a Euro-Dollar Borrowing, or the conversion of a Euro-Dollar Borrowing to a Base Rate Borrowing, if and to the extent that the proceeds thereof are used for the purpose of paying such maturing Loan or Loan being converted, excluding any difference between the amount of such maturing Loan or Loan being converted and any greater amount being borrowed on such day and actually either being made available to the Borrower pursuant to Section 2.02(c) or remitted to the Agent as provided in Section 2.12, in each case as contemplated in Section 2.02(d).
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.
     “Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.
     “Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.
     “Required Banks” means at any time Banks having aggregate Commitments equal in amount to more than 50% of the Total Revolving Credit Commitment or, if the Commitments are no longer in effect, Banks holding more than 50% of the aggregate outstanding principal amount of the Syndicated Loans.
     “Reserve Requirement” means, at any time, the maximum rate (expressed as a percentage) at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Adjusted London Interbank Offered Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Euro-Dollar Loans.
     “Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
     “Share Repurchase” shall mean the acquisition of up to 250 million shares of Borrower’s common stock pursuant to the Offer to Purchase (as such amount may be increased pursuant to the terms thereof).
     “Significant Subsidiary” means any Subsidiary of the Borrower with respect to which, as of the most recently completed Fiscal Quarter, either (i) the Borrower and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of Total Assets, or (ii) the Borrower’s and its other Subsidiaries’ proportionate share of Total Assets (after intercompany eliminations) of the Subsidiary exceeds 10% of Total Assets; provided, however, that if there are two or more Subsidiaries with respect to which, as of the most recently completed Fiscal Quarter, either (i) the Borrower’s and its other Subsidiaries’ investments in and advances to each such Subsidiary exceed 5% and are less than 10% of Total Assets, but the aggregate of such investments in and advances to such Subsidiaries exceeds 15% of Total Assets, or (ii) the Borrower’s and its other Subsidiaries’ proportionate share of Total Assets (after intercompany eliminations) of each such Subsidiary exceeds 5% and is less than 10% of Total Assets, but the aggregate proportionate share of Total Assets of such Subsidiaries exceeds 15% of Total Assets, then in either case, such Subsidiaries, taken together, shall constitute a Significant Subsidiary.
     “Sole Arrangers” shall mean Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
     “Stockholders’ Equity” means, at any time, the stockholders’ equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Stockholders’ Equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.
     “Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.
     “Support Commitments” shall mean the amount of the Total Revolving Credit Commitments equal to the amount required to backstop commercial paper issued by the Borrower on or after the Closing Date that is used to finance the Share Repurchase (which is anticipated to be $10,000,000,000 on the date hereof) or to repay any Loans.
     “Syndicated Borrowing” shall have the meaning given to such term in the definition of “Borrowing”.

     “Syndicated Loans” means Base Rate Loans or Euro-Dollar Loans made pursuant to the terms and conditions set forth in Section 2.01.
     “Syndicated Loan Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit A, evidencing the obligation of the Borrower to repay Syndicated Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto.
     “Taxes” has the meaning set forth in Section 2.12(c).
     “Termination Date” means the earlier of (x) November 21, 2007 and (y) the date on which all consideration with respect to the Share Repurchase has been paid and no Loans or Support Commitments remain outstanding.
     “Transferee” has the meaning set forth in Section 9.07(d).
     “Total Assets” means the total assets of the Borrower and its Consolidated Subsidiaries, determined as of the most recently completed Fiscal Quarter in accordance with GAAP.
     “Total Revolving Credit Commitment” means a principal amount equal to $10,000,000,000, as such amount is reduced from time to time in accordance with Section 2.08, Section 2.09 or Section 2.11.
     “Unaudited Statements” has the meaning set forth in Section 2.07(b).
     “Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.
     SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks unless with respect to any such change concurred in by the Borrower’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).
     SECTION 1.03. References. Unless otherwise indicated, references in this Agreement to “Articles”, “Exhibits”, “Schedules”, “Sections” and other Subdivisions are references to articles, exhibits, schedules, sections and other subdivisions hereof.

     SECTION 1.04. Use of Defined Terms. All terms defined in this Agreement shall have the same defined meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall require otherwise.
     SECTION 1.05. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
     SECTION 1.06. Time. Except as otherwise expressly provided, all dates and times of day specified herein shall refer to such dates and times at New York, New York.
ARTICLE II
THE CREDITS
     SECTION 2.01. Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth herein, to make Syndicated Loans in Dollars to the Borrower from time to time before the Termination Date; provided that, immediately after each such Syndicated Loan is made, (i) the aggregate principal amount outstanding of all Syndicated Loans by such Bank shall not exceed the amount of its Commitment and (ii) the aggregate principal amount of all Syndicated Loans outstanding shall not exceed the Total Revolving Credit Commitment. In the event that, at any time, any of the limits set forth in (i) or (ii) of the immediately preceding sentence are exceeded, the Borrower agrees to immediately make such payments and prepayments as shall be necessary to comply with each such provision. Each Syndicated Borrowing under this Section 2.01 shall be in an aggregate principal amount of (i) in the case of Base Rate Loans, $1,000,000 or any larger multiple of $500,000 and (subject to the limits specified above in this Section 2.01) (ii) in the case of Euro-Dollar Loans, $5,000,000 or any larger multiple of $500,000, except that any such Syndicated Borrowing, whether a Base Rate Borrowing or a Euro-Dollar Borrowing, may be in the aggregate principal amount of the unused Commitments. Each Syndicated Borrowing under this Section 2.01 shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01, repay or, to the extent permitted by Section 2.10, prepay Syndicated Loans and reborrow under this Section 2.01 at any time before the Termination Date.
SECTION 2.02. Method of Borrowing.
     (a) The Borrower shall give the Agent notice (a “Notice of Borrowing”), which shall be substantially in the form of Exhibit D, prior to 12:00 P.M. (Noon) on the same day for a Base Rate Borrowing, and prior to 9:00 A.M. at least two (2) Business Days prior to each Euro-Dollar Borrowing, specifying:
     (i) the date of such Borrowing, which shall be a Business Day,
     (ii) the aggregate principal amount of such Borrowing,

     (iii) whether the Syndicated Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and
     (iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.
     (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.
     (c) Not later than 2:00 P.M. on the date of each Syndicated Borrowing, each Bank shall (except as provided in paragraph (d) of this Section) make available its ratable share of such Syndicated Borrowing in Dollars immediately available in New York, New York, to the Agent at its address referred to in Section 9.01. Unless any applicable condition specified in Article III has not been satisfied or waived, the Agent will make the funds so received from the Banks available to the Borrower at the Agent’s aforesaid address not later than 4:30 P.M. on the date of any relevant Syndicated Borrowing. Unless the Agent receives notice from a Bank, at the Agent’s address referred to in or specified pursuant to Section 9.01, (i) in the case of a Base Rate Borrowing, no later than 1:30 P.M. on the same day as such Base Rate Borrowing and (ii) in the case of any other type of Syndicated Borrowing, no later than 4:00 P.M. on the Business Day before the date of a Syndicated Borrowing, stating that such Bank will not make a Loan in connection with such Syndicated Borrowing, the Agent shall, in relation to the Banks, be entitled to assume that such Bank will make a Loan in connection with such Syndicated Borrowing and, in reliance on such assumption, the Agent may (but shall not be obligated to) make available such Bank’s ratable share of such Syndicated Borrowing to the Borrower for the account of such Bank. If the Agent makes any such Bank’s ratable share of a Borrowing available to the Borrower, the Agent shall promptly notify (which notice may be telephonic) the Borrower of the identity of the Bank for whom such funds were advanced and the amount of such advance. The Agent shall promptly notify (which notice may be telephonic) the Borrower of the details of any notice received from any Bank stating that any such Bank does not intend to make its ratable share of funds available in connection with any relevant Borrowing. If the Agent makes such Bank’s ratable share available to the Borrower and such Bank does not in fact make its ratable share of such Syndicated Borrowing available on such date, the Agent shall be entitled to recover such Bank’s ratable share from such Bank or the Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrower maintained with the Agent upon prior notice to the Borrower), together with interest thereon for each day during the period from the date of such Syndicated Borrowing until such sum shall be paid in full at a rate per annum equal to the rate at which the Agent reasonably and in good faith determines that it obtained (or could have obtained) overnight federal funds to cover such amount for each such day during such period, provided that any such payment by the Borrower of such Bank’s ratable share and interest thereon shall be without prejudice to any rights that the Borrower may have against such Bank. If the Agent does not exercise its option to advance funds for the account of such Bank, it shall forthwith notify the Borrower of such decision.
     (d) If any Bank makes a new Syndicated Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Syndicated Loan from such Bank, such Bank shall apply the proceeds of its new Syndicated Loan to make such repayment as a Refunding

Loan and only an amount equal to the difference (if any) between the amount being borrowed and the amount of such Refunding Loan shall be made available by such Bank to the Agent as provided in paragraph (c) of this Section, or remitted by the Borrower to the Agent as provided in Section 2.12, as the case may be.
     (e) Notwithstanding anything to the contrary contained in this Agreement, including, without limitation Section 2.01, no Borrowing may be made if there shall have occurred or would occur as a result of such Borrowing, a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived.
     (f) In the event that a Notice of Borrowing fails to specify whether the Syndicated Loans comprising such Syndicated Borrowing are to be Base Rate Loans or Euro-Dollar Loans, such Syndicated Loans shall be made as Base Rate Loans. If the Borrower is otherwise entitled under this Agreement to repay any Syndicated Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Syndicated Borrowing, and the Borrower fails to repay such Syndicated Loans using its own moneys and fails to give a Notice of Borrowing in connection with such new Syndicated Borrowing, a new Syndicated Borrowing shall be deemed to be made on the date such Syndicated Loans mature in an amount equal to the principal amount of the Syndicated Loans so maturing, and the Syndicated Loans comprising such new Syndicated Borrowing shall be Base Rate Loans.
     (g) Notwithstanding anything to the contrary contained herein, including, without limitation, Section 2.01, there shall not be more than ten (10) Euro-Dollar Borrowings outstanding at any given time.
     SECTION 2.03. [Reserved].
     SECTION 2.04. Evidence of Indebtedness; Notes.
     (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.
     (b) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the type thereof and, in the case of a Euro-Dollar Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Agent hereunder for the accounts of the Banks and each Bank’s share thereof.
     (c) The entries made in the accounts maintained pursuant to paragraph (a) and (b) of this Section shall be rebuttable presumptive evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     (d) Any Bank may request that Syndicated Loans made by it be evidenced by a single Syndicated Loan Note payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank’s Commitment. In such event, the Borrower shall prepare, execute and deliver to the Agent a Syndicated Loan Note payable to the order of such Bank.
     (e) Upon receipt of any Bank’s Notes, the Agent shall deliver such Notes to such Bank. Each Bank shall record, and prior to any transfer of its Notes shall endorse on the schedules forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Loan made by it, the date and amount of each payment of principal made by the Borrower with respect thereto, and such schedules of each such Bank’s Notes shall constitute rebuttable presumptive evidence of the respective principal amounts owing and unpaid on such Bank’s Notes; provided, that the failure of any Bank to make any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Notes or the ability of any Bank to assign its Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required. In order to verify the Loans outstanding from time to time, at the request of the Borrower, the Agent shall furnish the Borrower with its records of transactions under this Agreement, in reasonable detail.
     SECTION 2.05. Maturity of Loans.
     (a) Each Syndicated Loan included in any Syndicated Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period (if any) applicable to such Borrowing. The Borrower hereby unconditionally promises to pay to the Agent for the account of each Bank the principal of each Syndicated Loan at the maturity thereof.
     (b) [Reserved].
     (c) Notwithstanding the foregoing, the outstanding principal amount of the Loans, if any, together with all accrued but unpaid interest thereon, if any, shall be due and payable on the Termination Date.
     SECTION 2.06. Interest Rates.
     (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such date plus the Applicable Margin. Such interest shall be payable quarterly in arrears on September 30, 2007 and on the Termination Date.
     (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof.
     (c) [Reserved].

     (d) In the event of default in payment of any principal on the Loans, interest on the overdue principal amount (and, to the extent permitted by applicable law, all accrued interest thereon) shall automatically and without notice bear interest at the Default Rate.
     SECTION 2.07. Fees; Calculations.
     (a) The Borrower shall pay to the Agent for the ratable account of each Bank a facility fee (the “Facility Fee”) on the Total Revolving Credit Commitment in effect for any relevant period, irrespective of usage, as follows: (i) if the Borrower’s ratio of Consolidated Funded Debt to Consolidated Total Tangible Capital is equal to or less than 0.25 to 1.0, 0.040%, (ii) if the Borrower’s ratio of Consolidated Funded Debt to Consolidated Total Tangible Capital is greater than 0.25 to 1.0 but less than or equal to 0.35 to 1.0, 0.045%, (iii) if the Borrower’s ratio of Consolidated Funded Debt to Consolidated Total Tangible Capital is greater than 0.35 to 1.0 but less than or equal to 0.45 to 1.0, 0.055%, and (iv) if the Borrower’s ratio of Consolidated Funded Debt to Consolidated Total Tangible Capital is greater than 0.45 to 1.0, 0.070%. The Facility Fee shall accrue at all times from and including the Closing Date to but excluding the Termination Date and shall be payable, in arrears, on each March 31, June 30, September 30 and December 31 and on the Termination Date.
     (b) In determining the amounts to be paid by the Borrower pursuant to Sections 2.06(b) and 2.07(a), the Borrower and the Banks shall refer to the Borrower’s most recent financial statements delivered to the Banks pursuant to Section 5.01(a) (together with the Compliance Certificate delivered in connection therewith, the “Audited Statements”) and Section 5.01(b) (together with the Compliance Certificate delivered in connection therewith, the “Unaudited Statements”); provided, that, should the Borrower fail to deliver any relevant Audited Statements or Unaudited Statements by a Performance Pricing Determination Date, then, until such Audited Statement or Unaudited Statements shall be delivered, the Applicable Margin and the Facility Fee shall for all purposes of Sections 2.06(b) and 2.07(a) be deemed to be those corresponding to the Pricing Category next higher than that indicated by the Audited Statements or Unaudited Statements most recently delivered prior to such Performance Pricing Determination Date. All determinations hereunder shall be made by the Agent unless the Required Banks shall object to any such determination.
     (c) The Borrower shall pay to the Agent, for the account and sole benefit of the Agent, such fees and other amounts at such times as have been agreed by the Agent and the Borrower.
     SECTION 2.08. Optional Termination or Reduction of Commitments. The Borrower may, upon at least three (3) Business Days’ notice to the Agent (which notice the Agent shall promptly forward to the Banks), terminate at any time, or proportionately reduce the Commitments from time to time by an aggregate amount of at least $5,000,000, or any larger multiple of $1,000,000. If the Commitments are terminated in their entirety, all accrued fees (as provided under Section 2.07) shall be due and payable on the effective date of such termination.
     SECTION 2.09. Termination of Commitments. The Commitments shall terminate on (i) the Termination Date or (ii) upon any earlier date specified in any notice of termination sent by the Agent (acting at the direction of the Required Banks) to the Borrower following a Change in Control, and upon any such termination, the Loans (together with accrued interest thereon and fees payable with respect thereto) then outstanding shall be due and payable on such date.
     SECTION 2.10. Optional Prepayments.
     (a) The Borrower may, upon notice to the Agent (which notice the Agent shall promptly forward to the Banks) and payment to the Agent, for the ratable benefit of the Banks, of any amounts required by Section 8.05, prepay any Base Rate Borrowing in whole or in part at any time, in a minimum amount of at least $500,000, or any larger multiple of $500,000 (or the remaining outstanding principal amount of such Borrowing, if less), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such relevant Borrowing.
     (b) Subject to any and all payments required pursuant to the provisions of Article VIII hereof, the Borrower may prepay all or any portion of the principal amount of any Euro-Dollar Borrowing prior to the end of the relevant Interest Period applicable to such Borrowing, in a minimum amount of at least $500,000 or any larger multiple of $500,000 (or the remaining outstanding principal amount of such Borrowing, if less).
     (c) Upon receipt of a notice of prepayment pursuant to this Section 2.10, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.
     SECTION 2.11. Mandatory Prepayment or Reduction of Commitments.
     (a) On each date on which the Commitments are reduced pursuant to Section 2.08, the Borrower shall repay or prepay such principal amount of the outstanding Loans (together with interest accrued thereon), as may be necessary so that after such payment the aggregate unpaid principal amount of the Loans does not exceed the amount of the Total Revolving Credit Commitment, as then reduced.
     (b) Not later than five Business Days following the receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds of any Debt Issuance, or of any Equity Issuance for an amount in excess of $100,000,000, Borrower (x) shall repay or prepay such principal amount of the outstanding Loans (together with interest accrued thereon) in an aggregate amount equal to 100% of such Net Cash Proceeds and (y) the Total Revolving Credit Commitment shall be permanently reduced by the amount equal to the repayment or prepayment made pursuant to clause (x) above.
     (c) Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale (or series of Asset Sales) by Borrower or any of its Subsidiaries in excess of $25,000,000 individually or $100,000,000 in the aggregate, Borrower (x) shall repay or prepay such principal amount of the outstanding Loans (together with interest accrued thereon) in an aggregate amount equal to 100% of such Net Cash Proceeds and (y) the Total Revolving Credit Commitment shall be permanently reduced by the amount equal to the repayment or prepayment made pursuant to clause (x) above.

     (d) On the Initial Borrowing Date, the Total Revolving Credit Commitment in excess of the sum of (x) amounts borrowed hereunder on the Initial Borrowing Date and (y) the Support Commitments shall be permanently terminated. The Support Commitments shall terminate on the earlier of (x) the Termination Date and (y) the date on which such commercial paper issued to finance the Share Repurchase is refinanced with securities issued in the capital markets or other permanent debt financing.
     SECTION 2.12. General Provisions as to Payments.
     (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 1:00 P.M. on the date when due, without offset, in federal funds or other funds immediately available in New York, New York, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank (and, following the occurrence and during the continuance of an Event of Default, for application by such Bank against amounts owing to such Bank by the Borrower in such order as such Bank shall elect) its ratable share of each such payment received by the Agent for the account of the Banks; provided, that, should the Agent actually receive any relevant payment from the Borrower prior to 1:00 P.M. on the date when due, the Agent shall initiate the distribution process (by wire or otherwise) to such Bank of each such Bank’s ratable portion of any payment received by the Agent prior to 5:00 P.M.
     (b) Whenever any payment of principal of, or interest on, the Base Rate Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of or interest on, the Euro-Dollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.
     (c) All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to any Loan or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of each Bank, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank’s applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being “Taxes”). In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Loan or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to any Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to such Bank additional amounts as may be necessary in order that the amount received by such Bank after the required withholding or other payment shall equal the amount such Bank would have received had no such withholding or other payment been made. If no withholding or deduction of Taxes shall be payable in respect to any Loan or fee relating thereto, the Borrower shall furnish to any Bank, at such Bank’s request, a certificate from each applicable taxing authority or an opinion of counsel acceptable to such Bank, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes. If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrower hereby agrees to compensate such Bank for, and indemnify it with respect to, the tax consequences of the Borrower’s failure to provide evidence of tax payments or tax exemption.
     Each Bank agrees, as soon as practicable after receipt by it of a request by the Borrower to do so, to file all appropriate forms and take other appropriate action to obtain a certificate or other appropriate document from the appropriate governmental authority in the jurisdiction imposing the relevant taxes, establishing that it is entitled to receive payments of principal and interest under this Agreement and the Notes without deduction and free from withholding of any Taxes imposed by such jurisdiction; provided, that, if it is unable, for any reason, to establish such exemption, or to file such forms and, in any event, during such period of time as such request for exemption is pending, the Borrower shall nonetheless remain obligated under the terms of the immediately preceding paragraph.
     In the event any Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.12(c), it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.
     Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and the Banks contained in this Section 2.12(c) shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such Participant, Assignee or other Transferee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.
     SECTION 2.13. Computation of Interest and Fees. Interest on the Loans shall be computed on the basis of a year of 365/366 days, as to Base Rate Loans, and 360 days, as to Euro-Dollar Loans, in each case for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Facility Fees and any other fees payable hereunder from time to time shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND BORROWINGS
     SECTION 3.01. Conditions to First Borrowing. The obligation of each Bank to make Syndicated Loans hereunder is subject to the receipt by the Agent of the documents described in clauses (a) through (d) and (j) below, and satisfaction of the conditions described in clauses (e) through (i) below:

     (a) from each of the parties hereto of a duly executed counterpart of this Agreement signed by such party;
     (b) an opinion letter of Jonathan M. Gottsegen, Esq., counsel to the Borrower, substantially in the form of Exhibit B, dated as of the Closing Date, and covering such additional matters relating to the transactions contemplated hereby as the Agent may reasonably request;
     (c) a certificate (the “Closing Certificate”) substantially in the form of Exhibit F, dated as of the Closing Date, signed by a principal financial officer of the Borrower, to the effect that (i) no Default has occurred and is continuing on the Closing Date and (ii) the representations and warranties of the Borrower contained in Article IV are true in all material respects on and as of the Closing Date;
     (d) all documents which the Agent or any Bank may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement, the Notes, and the other Loan Documents and any other matters relevant hereto or thereto, all in form and substance reasonably satisfactory to the Agent, including, without limitation, a certificate of incumbency of the Borrower, signed by the Secretary or an Assistant Secretary of the Borrower, certifying as to the names, true signatures and incumbency of the officer or officers, respectively, of the Borrower authorized to execute and deliver the Loan Documents, and certified copies of the following items, for the Borrower: (i) Certificate/Articles of Incorporation, (ii) Bylaws, (iii) a certificate of the Secretary of State of the state of incorporation as to the good standing of the Borrower as a corporation in that state, and (iv) the action taken by the Board of Directors authorizing the execution, delivery and performance of this Agreement, the Notes, and the other Loan Documents;
     (e) Borrower has paid all fees and other amounts then due pursuant to the terms of the Commitment Letter;
     (f) the Share Repurchase shall have been consummated pursuant to the Offer to Purchase, and no provision thereof shall have been waived, amended, supplemented or otherwise modified in a manner materially adverse to the interests of the Borrower or the Banks without the written consent of the Sole Arrangers;
     (g) all governmental, regulatory and third party approvals necessary in connection with the Share Repurchase and the financing contemplated hereby shall have been obtained and be in full force and effect, without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose material adverse conditions on the Share Repurchase or the financing thereof;
     (h) the Borrower’s corporate credit ratings shall on the Closing Date be BBB+ or better by Standard & Poor’s Ratings Group, Inc. and Baa1 or better by Moody’s Investors Service, Inc., and in each case neither ratings organization shall have announced a reduction to a rating below BBB+ or Baa1, as the case may be;

     (i) the Borrower has used commercially reasonable efforts to place commercial paper as available to the Borrower in the market up to the amount of the Total Revolving Credit Commitment; and
     (j) such other certificates or documents as the Agent may reasonably request.
     SECTION 3.02. Conditions to All Borrowings. The obligation of each Bank to make a Syndicated Loan on the occasion of each Syndicated Borrowing (including any Syndicated Borrowing made on the Closing Date), other than a Borrowing which consists solely of a Refunding Loan, is subject to the satisfaction of the following conditions:
     (a) receipt by the Agent of a Notice of Borrowing;
     (b) the fact that, immediately before and after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing;
     (c) the fact that the representations and warranties of the Borrower contained in Article IV-A of this Agreement shall be true in all material respects on and as of the date of such Borrowing (other than (i) any representation or warranty that relates solely to an earlier date, in which case such representation or warranty shall be true in all material respects as of such earlier date and (ii) the representations and warranties found in Sections 4.04(b) and 4.05);
     (d) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount            of the Syndicated Loans of each Bank will not exceed the amount of its Commitment; and
     (e) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Syndicated Loans will not exceed the Total Revolving Credit Commitment as in effect on such date.
Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the truth and accuracy of the facts specified in paragraphs (b), (c), (d), and (e) of this Section (except to the extent they relate to a particular date only, each Borrowing shall be deemed to be a representation and warranty as to their truth and accuracy only as of such date).
ARTICLE IV -A
REPRESENTATIONS AND WARRANTIES OF THE BORROWER
     The Borrower represents and warrants that:
     SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where the failure to so qualify would reasonably be expected to have or cause a Material Adverse Effect, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to possess any such powers, licenses, authorizations, consents, or approvals would not reasonably be expected to have or cause a Material Adverse Effect.
     SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with (other than the filing of a current report with respect to this Agreement on Form 8-K with the Securities and Exchange Commission) any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Significant Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Significant Subsidiaries.
     SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and the bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.
     SECTION 4.04. Financial Information.
     (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of January 28, 2007 and the related consolidated statements of income, stockholders’ equity and cash flows for the Fiscal Year then ended, reported on by KPMG LLP, copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such period.
     (b) Since January 28, 2007, except as otherwise disclosed in the Borrower’s public filings with the Securities and Exchange Commission prior to the Closing Date, there has been no event, act, condition or occurrence having a Material Adverse Effect.
     SECTION 4.05. No Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have or cause a Material Adverse Effect.
     SECTION 4.06. Compliance with ERISA. The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

     SECTION 4.07. Compliance with Laws; Payment of Taxes. The Borrower and its Subsidiaries are in compliance with all applicable laws, regulations and similar requirements of governmental authorities, except where (i) such compliance is being contested in good faith through appropriate proceedings or (ii) the failure to be in compliance would not reasonably be expected to have or cause a Material Adverse Effect. There have been filed on behalf of the Borrower and its Subsidiaries all federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes shown due and owing by such returns have been paid except where the failure to make such filings would not reasonably be expected to have or cause a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. United States federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the Fiscal Year ended February 3, 2002.
     SECTION 4.08. Significant Subsidiaries. As of the Closing Date, the Borrower has no Significant Subsidiaries except for those Significant Subsidiaries listed on Schedule 4.08, which accurately sets forth each such Subsidiary’s complete name and jurisdiction of incorporation.
     SECTION 4.09. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     SECTION 4.10. Reserved.
     SECTION 4.11. Ownership of Property; Liens. Each of the Borrower and each of the Significant Subsidiaries of the Borrower has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.03.
     SECTION 4.12. No Default. Neither the Borrower nor any of the Consolidated Subsidiaries of the Borrower is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     SECTION 4.13. Full Disclosure. All written information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true and correct in all material respects or based on what the Borrower in good faith believes to be reasonable estimates on the date as of which such information is stated or certified.
     SECTION 4.14. Environmental Matters.
     (a) Neither the Borrower nor any Subsidiary is subject to any Environmental Liability, and neither the Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA, in any case where such Environmental Liability or such designation would reasonably be expected to have or cause a Material Adverse Effect. As of the Closing Date, none of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii)

any list arising from a state statute similar to CERCLA, in any case where such identification would reasonably be expected to have or cause a Material Adverse Effect.
     (b) No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements, and except to the extent no Material Adverse Effect would reasonably be expected to result therefrom.
     (c) The Borrower, and each of its Subsidiaries and Affiliates, (i) has procured all Environmental Authorizations necessary for the conduct of its business, and (ii) is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower’s, and each of its Subsidiary’s and Affiliate’s, respective businesses, in each case set forth in either of clause (i) or (ii) where the failure to procure or non-compliance with which would reasonably be expected to have or cause a Material Adverse Effect.
     SECTION 4.15. Capital Stock. The issued shares of Capital Stock of the Borrower’s Wholly Owned Subsidiaries which are Significant Subsidiaries are owned by the Borrower free and clear of any Lien or adverse claim, other than as permitted by Section 5.03. At least a majority of the issued shares of capital stock of each of the Borrower’s other Significant Subsidiaries (other than Wholly Owned Subsidiaries which are Significant Subsidiaries) is owned by the Borrower free and clear of any Lien or adverse claim, other than as permitted by Section 5.03.
     SECTION 4.16. Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used for any purpose, including, without limitation, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, which violates, or which is inconsistent with, the provisions of Regulation U or Regulation X.
     SECTION 4.17. Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Borrower will not be “insolvent,” within the meaning of such term as used in O.C.G.A. § 18-2-22 or as defined in § 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

ARTICLE IV-B
REPRESENTATIONS AND WARRANTIES OF THE BANKS AND THE AGENT
     The Agent and each Bank severally represents and warrants on behalf of itself, but not on behalf of any other Person, that:
     SECTION 4.18. Agent and Bank Corporate Existence and Power.
     (a) It is, respectively, a banking association or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all corporate powers and all material governmental licenses, authorizations and approvals required to perform its obligations hereunder.
     (b) It is a commercial lender or financial institution which makes Loans in the ordinary course of its business and that it will make its Loans hereunder for its own account in the ordinary course of such business; provided, however that, subject to Section 9.07 below, the disposition of the Loans of that Bank shall at all times be within its exclusive control.
     SECTION 4.19. Agent and Bank Binding Effect. This Agreement constitutes a valid and binding agreement of it enforceable against it in accordance with its terms, provided that the enforceability hereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.
ARTICLE V
COVENANTS
     The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable hereunder or under any Note remains unpaid:
     SECTION 5.01. Information. The Borrower will deliver:
     (a) to the Agent, as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by KPMG LLP or other independent public accountants of nationally recognized standing, with such certification to be free of material exceptions and qualifications not reasonably acceptable to the Agent, except as permitted by Section 1.02;
     (b) to the Agent, as soon as available and in any event within 45 days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter (or Fiscal Year in the case of balance sheets) and the corresponding portion of the previous Fiscal Year, all certified (subject to the absence of footnotes and to normal year-end audit adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;
     (c) to the Agent, simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate, substantially in the form of Exhibit E (a “Compliance Certificate”), of the chief financial officer, the treasurer or the chief accounting officer of the Borrower stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
     (d) to the Agent, promptly after any of the chief executive, chief financial, chief operating, chief legal or chief accounting officer, or the treasurer of the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
     (e) to the Agent, promptly upon the mailing thereof to the stockholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;
     (f) to the Agent, promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;
     (g) to the Agent, if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; and
     (h) to the Agent, as applicable, from time to time such additional information, regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request; provided, however, that in any event the Borrower shall not be obligated to deliver any such information to the extent delivery thereof could compromise any attorney-client privilege or that would cause undue expense or burden for the Borrower to obtain or prepare.
Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information shall have been posted by the Agent on an Intralinks or similar site to which the Banks have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and the Borrower shall have notified the

Agent of the availability of all Form 10-Q and Form 10-K reports; provided that the Borrower shall deliver paper copies of such information to any Bank that requests such delivery. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Agent.
     SECTION 5.02. Inspection of Property, Books and Records. The Borrower will (i) keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and cause each Subsidiary to permit, representatives of the Agent at the Banks’ expense and limited to once per year prior to the occurrence of a Default and at the Borrower’s expense after the occurrence of a Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be requested.
     SECTION 5.03. Negative Pledge. Neither the Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
     (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount with respect to Debt for borrowed money and capital leases not exceeding $370,000,000;
     (b) any Lien existing on any asset of any (i) corporation or partnership at the time such corporation or such partnership becomes a Consolidated Subsidiary, or (ii) Subsidiary at the time it becomes a Significant Subsidiary, and in either case not created in contemplation of such event;
     (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset (or effecting any repairs, improvements or additions to such asset), provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction, repair or improvement thereof;
     (d) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;
     (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;
     (f) Liens securing Debt owing by any Subsidiary to the Borrower;
     (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing paragraphs of this

Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;
     (h) Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt (other than Debt arising from operating leases which become capital leases as required by GAAP) and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;
     (i) any Lien on Margin Stock;
     (j) Liens arising from any synthetic lease transaction pursuant to which the Borrower or any of its Subsidiaries is a lessee; and
     (k) Liens not otherwise permitted by the foregoing paragraphs of this Section securing Debt (other than indebtedness hereunder) in an aggregate principal amount at any time outstanding not to exceed 20% of Consolidated Tangible Net Worth;
provided, however, that all Liens permitted by the foregoing paragraphs (a) through (i) and (k) shall at no time secure Debt in an aggregate amount greater than 25% of Consolidated Tangible Net Worth.
     SECTION 5.04. Maintenance of Existence. The Borrower shall, and shall cause each Subsidiary to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried an and maintained, and any business that is reasonably related thereto or is a reasonable extension thereof, except as permitted by Section 5.05; provided, however, that (i) any Subsidiary may be reincorporated under the laws of another state, and (ii) so long as no Event of Default shall be in existence or be caused thereby, nothing in this Agreement shall prevent the abandonment or termination of the existence, rights and franchises, or the change in the business of any Subsidiary which is not a Significant Subsidiary, if, in the opinion of the Board of Directors of the Borrower, such abandonment, termination or change is in the best interest of the Borrower and not disadvantageous in any material respect to the Banks.
     SECTION 5.05. Consolidations, Mergers and Sales of Assets. The Borrower will not, nor will the Borrower permit any of its Significant Subsidiaries to, consolidate with or merge into, or sell, lease or otherwise transfer assets constituting all or substantially all the assets of the Borrower and its Subsidiaries to, any other Person; provided that (i) the Borrower may consolidate with or merge into another Person if (A) such Person is a solvent corporation organized under the laws of the United States of America or one of its states, (B) the Borrower is the corporation surviving such merger or consolidation and (C) immediately after giving effect to such merger or consolidation, no Event of Default shall have occurred and be continuing and (ii) Subsidiaries may consolidate with or merge into one another or into any other Person provided, that, in the case of a merger or consolidation involving a Significant Subsidiary, (A) such other Person is a solvent corporation organized under the laws of the United States of America or one of its states, (B) the Person surviving such merger or consolidation is a Subsidiary and (C) immediately after giving effect to such merger or consolidation no Event of Default shall have occurred and be continuing.
     SECTION 5.06. Use of Proceeds. The Borrower shall use the proceeds from the Loans to (a) fund the Share Repurchase or (b) provide Support Commitments with respect to commercial paper issued by the Borrower in order to fund the Share Repurchase or to repay Loans. No portion of the proceeds of the Loans will be used by the Borrower or any Subsidiary for any purpose which would result in the violation of Regulation U or Regulation X.
     SECTION 5.07. Compliance with Laws; Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings or where the failure to so comply would not reasonably be expected to have or cause a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, would become a lien against the property of the Borrower or any of their Subsidiaries, except (i) liabilities being contested in good faith and against which, if requested by the Agent, the Borrower will set up reserves in accordance with GAAP or (ii) where the failure so to pay would not reasonably be expected to have or cause a Material Adverse Effect.
     SECTION 5.08. Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its property in substantially such amounts and against substantially such risks as are usually insured against in the same general area by companies of established repute and of similar size and financial strength engaged in the same or similar business.
     SECTION 5.09. Maintenance of Property. The Borrower shall, and shall cause each Significant Subsidiary to, maintain to the extent commercially reasonable all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.
     SECTION 5.10. Environmental Notices. The Borrower shall furnish to the Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing; provided, that, no such notification will be required, unless any of the foregoing facts, events or conditions would reasonably be expected to have or cause a Material Adverse Effect.
     SECTION 5.11. Environmental Matters. The Borrower and its Subsidiaries will not use, produce, manufacture, process, treat, recycle, generate, store, dispose of or manage at the Properties, or otherwise handle, or ship or transport to or from the Properties, any Hazardous Materials except for Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in the ordinary course of business in compliance in all material respects with applicable Environmental Requirements, and will take commercially reasonable steps to prohibit any Third Party from doing any of the acts prohibited by the foregoing, except in each case to the extent no Material Adverse Effect would reasonably be expected to result therefrom.
     SECTION 5.12. Environmental Release. The Borrower agrees that upon obtaining knowledge of the occurrence of an Environmental Release at or on any of the Properties it will act promptly to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.
ARTICLE VI
DEFAULTS
     SECTION 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:
     (a) the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay any interest on any Loan within five (5) Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five (5) Business Days after such fee or other amount becomes due; or
     (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.03 to 5.06, inclusive; or
     (c) the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by paragraph (a) or (b) above) and such failure shall not have been cured within 30 days after the earlier to occur of (i) written notice thereof being given to the Borrower by the Agent at the request of any Bank or (ii) any of the chief executive, chief financial, chief operating, chief legal or chief accounting officer of the Borrower otherwise becoming aware of any such failure; or
     (d) any representation, warranty, certification or statement made by the Borrower in Article IV-A of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or
     (e) the Borrower or any Significant Subsidiary shall fail to make any payment in respect of Debt (exclusive of Debt owing between and among the Borrower and its respective Subsidiaries) outstanding in an aggregate amount in excess of $100,000,000 (other than Debt hereunder) when due or within any applicable grace period; or
     (f) any event or condition shall occur which results in the acceleration of the maturity of Debt for money borrowed outstanding in an aggregate amount in excess of $100,000,000 of the Borrower or any Significant Subsidiary (including, without limitation, any required mandatory prepayment or “put” of such Debt to the Borrower or any Significant Subsidiary) or enables the holders of such Debt or any commitment for such

Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or terminate any such commitment (including, without limitation, any required mandatory prepayment or “put” of such Debt to the Borrower or any Significant Subsidiary); or
     (g) the Borrower or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or
     (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or
     (i) one or more judgments or orders for the payment of money in an aggregate amount in excess of $100,000,000 (excluding any amount covered by third party insurance as to which the insuror shall have acknowledged coverage) shall be rendered against the Borrower or any Significant Subsidiary and such judgment or order shall continue unsatisfied, unbonded and unstayed for a period of 60 days; or
     (j) one or more federal tax liens securing an aggregate amount in excess of $100,000,000 shall be filed against the Borrower or any Significant Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary under Section 4068 of ERISA and in either case such liens shall remain undischarged for a period of 25 days after the date of filing; or
     (k) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; and in each such case such event or circumstance would be reasonably likely to result in a Material Adverse Effect;

then, and in every such event, the Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Banks, by notice to the Borrower, declare the Loans and the Notes (together with accrued interest thereon) to be, and the Loans and the Notes and all outstanding principal amounts hereunder and thereunder shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, together with interest at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default and all other amounts due hereunder; provided that if any Event of Default specified in paragraph (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Loans and the Notes and all outstanding principal amounts hereunder and thereunder (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, together with interest thereon at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default and all other amounts due hereunder. Notwithstanding the foregoing, the Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Banks.
     SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower of any Default under Section 6.01(c), promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.
ARTICLE VII
THE AGENT
     SECTION 7.01. Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Bank under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Banks, and then only on terms and conditions satisfactory to the Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The provisions of this Article VII are solely for the benefit of the Agent and the Banks, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and under the other Loan Documents, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Bank.
     SECTION 7.02. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks or such other number of banks as is expressly required hereby or thereby, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.
     SECTION 7.03. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the nonpayment of principal of or interest on the Loans) unless the Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall give each Bank prompt notice of each nonpayment of principal of or interest on the Loans whether or not it has received any notice of the occurrence of such nonpayment. The Agent shall (subject to Section 9.06) take such action hereunder with respect to such Default or Event of Default as shall be directed by the Required Banks provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.
     SECTION 7.04. Rights of Agent as a Bank. With respect to the Loans made by it, Lehman Commercial Paper Inc. in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include Lehman Commercial Paper Inc. in its individual capacity. The Agent may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrower (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and the Agent) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Banks.

     SECTION 7.05. Indemnification. Each Bank severally agrees to indemnify the Agent, to the extent the Agent shall not have been reimbursed by the Borrower, ratably in accordance with its Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding legal fees, to the extent excluded from the indemnification provisions of Section 9.04 pursuant to Section 9.04(b)(v) and, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided, however that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.
     SECTION 7.06. CONSEQUENTIAL DAMAGES. THE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY BANK, THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE BORROWER SHALL NOT BE RESPONSIBLE OR LIABLE TO THE AGENT, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     SECTION 7.07. Nonreliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Person (or any of their Affiliates) which may come into the possession of the Agent.
     SECTION 7.08. Failure to Act. Except for action expressly required of the Agent hereunder or under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Agent by reason of taking, continuing to take, or failing to take any such action.
     SECTION 7.09. Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent; provided, that, so long as no Event of Default shall have occurred and then be continuing, the Borrower shall have the right to consent to any successor Agent (which consent (x) in the case of any Bank being appointed successor Agent, shall not be unreasonably withheld, and (y) in the case of the appointment of any other Person as successor Agent, may be withheld in the discretion of the Borrower). If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent’s notice of resignation or the Required Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent. Any successor Agent shall be a bank which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.
ARTICLE VIII
CHANGE IN CIRCUMSTANCES; COMPENSATION
     SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:
     (a) the Agent reasonably and in good faith determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or
     (b) the Required Banks advise the Agent that the London Interbank Offered Rate, as reasonably determined by the Agent, will not adequately and fairly reflect the cost to such Banks of funding Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. After the Agent has provided notice to the Borrower in connection with this Section 8.01, unless the Borrower notifies the Agent on or before the date of any such relevant Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

     SECTION 8.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the official interpretation or official administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such agency being referred to as an “Authority” and any such event being referred to as a “Change of Law”), or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Bank, be otherwise materially disadvantageous to such Bank. If by reason of any such Change of Law any such Bank may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Euro-Dollar Loan of such Bank, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in the then outstanding principal amount of each Euro-Dollar Loan from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.
     SECTION 8.03. Increased Cost and Reduced Return.
     (a) If after the date hereof, a Change of Law or compliance by any Bank (or its Lending Office) with any official request or directive (whether or not having the force of law) of any Authority:
     (i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge on its Euro-Dollar Loans or its Syndicated Loan Notes (insofar as they evidence Euro-Dollar Loans), or its obligation to make Euro-Dollar Loans, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Euro-Dollar Loans or any other amounts due under this Agreement in respect of its Loans or its obligation to make Euro-Dollar Loans (except for changes in the rate of tax on the overall net income or gross receipts of such Bank or its Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Lending Office is located); or
     (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Reserve Requirement) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or

     (iii) shall impose on any Bank (or its Lending Office) or on the United States market or the London interbank market any other condition affecting its Euro-Dollar Loans, Notes, or its obligation to make Euro-Dollar Loans;
and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount reasonably determined by such Bank to be material, then within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided that no such amount may be claimed by any Bank which is attributable to periods prior to the date which is sixty (60) days preceding the date on which the officer of the Bank having primary responsibility for asset liability management shall have obtained actual knowledge of such demand. At any time within ninety (90) days after payment by the Borrower of any material amount to any Bank pursuant to paragraph (a) or (b) of this Section, so long as no Event of Default shall be in existence, the Borrower may require by written notice to that Bank that (i) it assign its pro rata share of the Commitment to another Bank or to a bank or other financial institution selected by the Borrower and reasonably acceptable to the Agent as an assignee which is willing to accept such assignment or (ii) it surrender its Commitment and terminate its rights and obligations as a Bank hereunder, concurrently with a reduction by the Borrower of the Total Revolving Credit Commitment by an amount equal to the Commitment held by such surrendering Bank and payment to such Bank of all amounts owed to it hereunder.
     (b) If any Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the official interpretation or official administration thereof, or compliance by any Bank (or its Lending Office), or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank’s or such controlling Person’s capital as a consequence of its obligations hereunder to a level below that which such Bank or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount reasonably determined by such Bank or such controlling Person to be material, then from time to time, within 15 days after demand by such Bank or such controlling Person, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such controlling Person for such reduction; provided that no such amount may be claimed by any Bank which is attributable to periods prior to the date which is sixty (60) days preceding the date on which the officer of the Bank having primary responsibility for asset liability management shall have obtained actual knowledge of such demand.
     (c) Each Bank will promptly notify the Borrower and the Agent of any event of which its officer having primary responsibility for asset liability management has knowledge, which occurs or is expected to occur after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise materially disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall constitute rebuttable presumptive evidence of the amounts to be paid in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
     (d) The provisions of this Section 8.03 shall (i) be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full of the Loans and cancellation of the Notes.
     SECTION 8.04. Base Rate Loans Substituted for Euro-Dollar Loans. If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03, and the Borrower shall, by at least five (5) Business Days prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:
     (a) all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans (in all cases interest and principal on such Loans shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and
     (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.
     SECTION 8.05. Compensation. Upon the request of any Bank, delivered to the Borrower and the Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any actual loss, cost or expense incurred by such Bank (but excluding therefrom any loss of margin) as a result of:
     (a) any payment or prepayment (pursuant to Section 8.02 or otherwise) of a Euro-Dollar Loan on a date other than the last day of an Interest Period for such Loan; or
     (b) any failure by the Borrower to borrow (other than due to a refusal by the Agent or any of the Banks to fund under Section 2.02(d) notwithstanding satisfaction of the conditions set forth in Section 3.02), a Euro-Dollar Loan on the date for the Euro-Dollar Borrowing of which such Euro-Dollar Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02.
ARTICLE IX
MISCELLANEOUS
     SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth on Schedule 9.01 or such other address or telecopier number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and the appropriate confirmation is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II or Article VIII shall not be effective until received.
     SECTION 9.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     SECTION 9.03. Expenses; Documentary Taxes. The Borrower shall pay (i) all reasonable out of pocket expenses actually incurred by the Agent, including fees and disbursements of special counsel for the Agent, in connection with (A) the preparation of this Agreement and the other Loan Documents (on the terms set forth in the Commitment Letter), (B) the syndication of the Loans, including, but not limited to, administration costs if the Loans are syndicated to Banks other than affiliates of the Sole Arrangers and (C) any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all reasonable out of pocket expenses reasonably incurred by the Agent and the Banks, including reasonable fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out of pocket expenses incurred in enforcing this Agreement and the other Loan Documents. The Borrower shall indemnify the Agent and each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.
     SECTION 9.04. Indemnification; Limitation of Liability.
     (a) Subject to the provisions of paragraph (c) below, the Borrower shall indemnify the Agent, the Banks and each affiliate thereof and their respective directors, officers, employees and agents (each an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities or damages to which any of them may become subject, insofar as such losses, liabilities or damages arise out of or result from
     (i) any actions, suits, proceedings (including any investigations or inquiries, actual or threatened) or claims by third parties against or involving any Indemnitee related to the actual or proposed use by the Borrower of the proceeds of any extension of credit by any Bank hereunder (collectively, “Claims” and individually, a “Claim”), or
     (ii) breach by the Borrower of this Agreement or any other Loan Document, or

     (iii) any actions taken by the Agent or any of the Banks to enforce this Agreement or any of the other Loan Documents against the Borrower at a time when an Event of Default shall have occurred and then be continuing, and the Borrower shall reimburse the Agent and each Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for the reasonable out-of-pocket expenses (including, without limitation, reasonable legal fees) actually and reasonably incurred in connection with any such Claim, breach or action.
     (b) In no event shall the indemnity provided for in Section 9.04(a) extend to any Claim or disbursement of any Indemnitee resulting from, pertaining to or arising in any manner out of, or in any manner relating to any Claim or disbursement which, (i) is the subject matter of another indemnity provision (for which the Borrower is the indemnitor) of this Agreement, (ii) the willful misconduct or gross negligence of such Indemnitee, (iii) any breach by such Indemnitee of its representations or obligations under any Loan Document, (iv) the violation by such Indemnitee of any law, rule or regulation binding upon such Indemnitee (including without limitation any law, rule or regulation governing the operation of national banks), (v) any costs, fees or expenses arising out of the acquisition or transfer by such Indemnitee of any interest in the Notes or the Loan Documents except any such transfer (x) in connection with the exercise of remedies hereunder in accordance with the terms of Section 6.01 hereof after the occurrence of an Event of Default or (y) occurring at the direction of the Borrower, (vi) is one with respect to which any Indemnitee has a right to participate in a proceeding with respect to such Claim, if such Indemnitee refuses to implead, to the extent reasonable and practicable, any party whom the Borrower believes is ultimately responsible with respect to such Claims or to assert, to the extent reasonable and practicable, any cross-claims the Borrower deems appropriate where it is not possible for the Borrower to assert such rights itself or (vii) the economic assumptions underlying any Indemnitee’s entry into the transactions contemplated by or related to this Agreement proving to be incorrect, thereby reducing the expected economic return to such Indemnitee, except to the extent such assumptions were based on representations of the Borrower herein or financial information provided by the Borrower pursuant hereto or because the Borrower’s exercise of any of its rights hereunder in accordance with the terms of this Agreement decreases the expected economic return to such Indemnitee.
     The following shall apply to all claims for indemnity under this Section 9.04 (and under the Commitment Letter referred to in Section 9.03):
     (A) If any Indemnitee has actual knowledge of any Claim hereby indemnified against it, it shall give prompt written notice thereof to the Borrower; provided, however, that the failure of an Indemnitee to give such notice shall not relieve the Borrower of its obligations hereunder, unless such failure prejudices the Borrower’s ability to contest such claim in any material respect. Any payment made by the Borrower to an Indemnitee pursuant to this Section 9.04 shall not be deemed to be a waiver or release of any right or remedy (including any remedy of damages) the Borrower may have against such Indemnitee if, as a result of the failure by an Indemnitee to give the Borrower notice in accordance with the preceding sentence, the Borrower is prejudiced in any material respect in the exercise of its rights to contest the Claims indemnified against pursuant to this Section 9.04.

     (B) Each Claim against an Indemnitee by a third party shall, if reasonably requested by the Borrower, be contested by the Indemnitee in good faith by appropriate proceedings, provided that the Borrower shall indemnify such Indemnitee in full in respect of any reasonable out-of-pocket fees, costs or expenses reasonably and actually incurred by such Indemnitee in conducting such contest (such costs, if requested by the Indemnitee, to be funded by the Borrower concurrently with such contest) and the amount of any interest or penalties which are required to be paid as a direct result of contesting such Claim. The Borrower shall be entitled to assume responsibility for and control of the defense of any Claim in respect of which any Indemnitee makes or intends to make a claim against the Borrower for indemnity pursuant to this Section 9.04, provided that (i) the legal counsel retained by the Borrower for such purpose is reasonably acceptable to the Agent and (ii) the Borrower pursues such contest diligently and in good faith and, upon the reasonable request of the Agent, provides the Agent with reasonable details of the status of the contest and copies of legal briefs, court filings and, subject to applicable considerations of legal privilege, counsel’s memoranda relevant to such contest. In the event that (1) an Event of Default shall have occurred and be continuing or (2) the Borrower fails to comply with the foregoing requirements in any material respect, the applicable Indemnitee may, if such Event of Default or failure, as the case may be, continues after such Indemnitee has given the Borrower a reasonable opportunity, taking into account existing circumstances, to effect the applicable level of compliance, reassume responsibility for and control of the relevant contest, which, in such circumstances, such Indemnitee agrees to pursue diligently and in good faith. To the extent the Borrower is entitled to defend any claim hereunder, the Indemnitee shall cooperate in good faith with the Borrower and may participate in the defense thereof at such Indemnitee’s sole cost and expense.
     (C) Each Indemnitee shall supply the Borrower with such information as the Borrower shall reasonably request to defend or participate in any proceeding permitted by this Section 9.04; provided, however, that any such information which is proprietary or confidential need be furnished only under such arrangements designed to preserve to confidentiality or proprietary nature of the information as shall be reasonable under the circumstances.
     (D) No Indemnitee shall enter into a settlement or other compromise or consent to a judgment with respect to any Claim without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) unless such Indemnitee waives its rights in writing with respect to such Claims under this Section 9.04. The entering into of any such settlement or compromise or consent without the Borrower’s prior written consent (unless the withholding of such consent by the Borrower requested by such Indemnitee shall have been unreasonable) shall constitute a waiver by such Indemnitee of its rights of indemnification hereunder in respect of such matter.
     (E) In the event the Borrower shall be obligated to indemnify any Indemnitee pursuant to this Section 9.04, the Borrower shall be subrogated to the rights of such Indemnitee in respect of the matter as to which the indemnity was paid and may pursue the same at the Borrower’s expense. If any Indemnitee shall obtain a recovery of all or any part of any amount which the Borrower shall have paid to such Indemnitee or for which the Borrower shall have reimbursed such Indemnitee pursuant to this Section 9.04, any Indemnitee shall promptly pay or cause to be paid to the Borrower an amount equal to such recovery together with any interest (other than interest for the period, if any, after such Claims were paid by such Indemnitee until such Claims were paid or reimbursed by the Borrower) received by such Indemnitee an account of such payment or reimbursement.
     (c) The indemnities contained in this Section 9.04 shall expire and be of no further force or effect with respect to any Claim notice of which shall not have been given to the Borrower in writing (referring expressly to this Section 9.04) on or prior to the second anniversary of the repayment in full of the Loan and the termination of the Commitment.
     (d) The Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to either of them, any of their Subsidiaries, or any security holders or creditors thereof arising out of, related to or in connection with the transactions contemplated herein, except to the extent that such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. The Borrower agrees not to assert any claim against the Agent, any Bank, any of their affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.
     SECTION 9.05. Sharing of Setoffs. Each Bank agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to its Loans which is greater than the proportion received by any other Bank in respect of the aggregate amount of all principal and interest owing with respect to the Loans of such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Bank, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder, and (ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Bank’s ratable share (according to the proportion of (x) the amount of such other Bank’s required repayment to (y) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

     SECTION 9.06. Amendments and Waivers.
     (a) Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and if the rights or duties of the Agent are affected thereby, by the Agent); provided that, no such amendment or waiver shall, unless signed by all Banks, (i) change (other than pursuant to Section 8.03) the Commitment of any Bank or increase the Total Revolving Credit Commitment or subject any Bank to any additional obligation, (ii) change the principal of or reduce the rate of interest on any Loan, or reduce the amount of any fees hereunder, (iii) change the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (iv) change the amount of principal, or reduce the amount of interest or fees due on any date fixed for the payment thereof, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the percentage of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement or the Notes, (vii) release or substitute all or any substantial part of the collateral (if any) held as security for the Loans, or (viii) release any Guarantee (if any) given to support payment of the Loans.
     (b) The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Bank shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver, consent or amendment effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to each Bank forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Banks. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Banks.
     SECTION 9.07. Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement, except as permitted under Section 5.05.
     (b) Any Bank may at any time sell to one or more Persons (each a “Participant”) participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment hereunder or any other interest of such Bank hereunder. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank’s obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Loan or Note for all purposes under this Agreement, and (x) the Borrower and the Agent shall continue to deal solely and directly with such

Bank in connection with such Bank’s rights and obligations under this Agreement, and (y) such Participant shall have no right to contact the Borrower directly, or to inspect its books and records or places of business, or to receive any information (financial or otherwise) directly from the Borrower. In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related loan or loans, (ii) the change of the amount of any principal, or the reduction of the amount of any interest or fees due on any date fixed for the payment thereof with respect to the related loan or loans, (iii) the change of the principal of the related loan or loans, (iv) any reduction in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) any fee is payable hereunder from the rate at which the Participant is entitled to receive such interest or fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the collateral (if any) held as security for the Loans, or (vi) the release of any Guarantee given to support payment of the Loans. Each Bank selling a participating interest in any Loan, Note, Commitment or other interest under this Agreement shall, within ten (10) Business Days of such sale, provide the Borrower and the Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Loans outstanding from time to time.
     (c) Any Bank may at any time assign to one or more banks or financial institutions (each an “Assignee”) all, or a proportionate part of all, of its Syndicated Loans and Commitments, and of its other rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance executed by such Assignee, such transferor Bank, the Agent and, except in the case of an assignment by a Bank to an Affiliate of such Bank, or if an Event of Default has occurred and is continuing, the Borrower; provided that (i) no interest in Syndicated Loans may be sold by a Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Bank’s Commitment, (ii) the amount of the Commitment being assigned (determined as of the effective date of the assignment) shall be equal to $15,000,000 (or any larger multiple of $5,000,000 or any lesser amount up to such Bank’s Commitment), (iii) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee without the consent of the Agent and, except in the case of an assignment by a Bank to an Affiliate of such Bank, and so long as no Event of Default has occurred and is continuing, the Borrower, which consent shall not be unreasonably withheld, and (iv) unless the Borrower shall otherwise consent, a Bank may not have more than two Assignees that are not then Banks at any one time. Upon (A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, the Agent and (if applicable) the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Agent, (C) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, and (D) payment of a processing and recordation fee of $3,500 to the Agent, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption (in addition to any Commitment theretofore held by it), and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to such Assignee.
     (d) Subject to the provisions of Section 9.08, the Borrower authorizes each Bank to disclose to any Participant, Assignee or other transferee (each a “Transferee”) and any prospective Transferee any and all financial information in such Bank’s possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank’s credit evaluation prior to entering into this Agreement.
     (e) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
     (f) No Transferee shall be entitled to receive any greater payment under Section 8.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Lending office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.
     (g) Anything in this Section 9.07 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of the Loans and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect of such assigned Loans and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.
     (h) Notwithstanding anything to the contrary contained herein, but subject to subparagraph (ii) below, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Bank to the Agent and the Borrower, the option to provide to the Borrower all or part of any advance of a Loan that such Granting Bank would otherwise be obligated to make to the Borrower (a “Funding Obligation”) pursuant to this Agreement; provided that (A) nothing herein shall constitute a commitment by any SPC to make any advance of a Loan; (B) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such advance of a Loan, the Granting

Bank shall be obligated to make such advance pursuant to the terms hereof; and (C) the SPC shall have debt obligations which have been assigned a rating by one or more rating agencies which rating is at least equal to the rating assigned to similar debt obligations of the Granting Bank. The making of an advance of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such advance were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings under the laws of the United States or any State thereof, with respect to any claims arising or related to this Agreement. In addition, notwithstanding anything to the contrary contained in this Section 9.07(h)(i), any SPC may (I) with notice to, but without the prior written consent of, the Borrower and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any advances of Loans to the Granting Bank and (II) disclose on a confidential basis in compliance with the terms of Section 4.18(b) hereof any non-public information relating to its advances of Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC. This Section 9.07(g) may not be amended without the written consent of the SPC.
     (i) The granting to, and exercise by any SPC of, the option to satisfy a Funding Obligation of a Granting Bank as set forth in subparagraph (i) above is subject to the following:
     (A) such Granting Bank’s obligations under this Agreement shall remain unchanged, including without limitation the indemnification obligations of the Granting Bank pursuant to Section 7.05 hereof;
     (B) such Granting Bank shall remain solely responsible to the other parties hereto for the performance of all Funding Obligations;
     (C) the Borrower and the Banks shall continue to deal solely and directly with such Granting Bank in connection with such Granting Bank’s rights and obligations under this Agreement; the Agent shall continue to deal directly with the Granting Bank as agent for the SPC with respect to distribution of payment of principal, interest and fees, notices of conversion and continuation and all other matters;
     (D) such Granting Bank shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its Notes and to approve any amendment, modification, or waiver of any provisions of this Agreement;
     (E) the granting of such option shall not constitute an assignment to or participation of such SPC of or in the Granting Bank’s Commitment and indebtedness and obligations owing thereto;

     (F) such SPC shall not become a Bank nor acquire any rights hereunder as a result of the granting of such option;
     (G) such SPC shall not become obligated or committed to make Loans as a result of the granting of such option; and
     (H) if such SPC elects not to exercise such option or otherwise fails to make all or any part of any Loan, the Granting Bank shall retain its Funding Obligation and be obligated to make the entire Loan or any portion of such Loan not made by such SPC.
     SECTION 9.08. Confidentiality. Each Bank agrees to exercise commercially reasonable efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated or stated to be confidential information (or when the circumstances under which such information is delivered or when the content thereof would cause a reasonable person to believe that such information is confidential), confidential from anyone other than persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans or the Loan Documents (such Persons to likewise be under similar obligations of confidentiality with respect to such information); provided, however that nothing herein shall prevent any Bank from disclosing such information (i) to any other Bank, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank or its Affiliates, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Agent, any Bank or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Bank’s legal counsel, independent auditors and to such Bank’s Affiliates, and (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 9.08; provided, that, should disclosure of any such confidential information be required by virtue of clause (ii) or (v) of the immediately preceding sentence, any relevant Bank shall (unless prohibited by law) promptly notify the Borrower of same so as to allow the Borrower to seek a protective order or to take any other appropriate action; provided, further, that, no Bank shall be required to delay compliance with any directive to disclose beyond the last date such delay is legally permissible any such information so as to allow the Borrower to effect any such action.
     SECTION 9.09. Obligations Several. The obligations of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.
     SECTION 9.10. New York Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of New York.

     SECTION 9.11. Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.
     SECTION 9.12. Interest. In no event shall the amount of interest, and all charges, amounts or fees contracted for, charged or collected pursuant to this Agreement, the Notes or the other Loan Documents and deemed to be interest under applicable law (collectively, “Interest”) exceed the highest rate of interest allowed by applicable law (the “Maximum Rate”), and in the event any such payment is inadvertently received by any Bank, then the excess sum (the “Excess”) shall be credited as a payment of principal, unless the Borrower shall notify such Bank in writing that it elects to have the Excess returned forthwith. It is the express intent hereof that the Borrower not pay and the Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law. The right to accelerate maturity of any of the Loans does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the Agent and the Banks do not intend to collect any unearned interest in the event of any such acceleration. All monies paid to the Agent or the Banks hereunder or under any of the Notes or the other Loan Documents, whether at maturity or by prepayment, shall be subject to rebate of unearned interest as and to the extent required by applicable law. By the execution of this Agreement, the Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and (ii) the Borrower shall not seek or pursue any other remedy, legal or equitable against the Agent or any Bank, based in whole or in part upon contracting for charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Agent or any Bank, all interest at any time contracted for, charged or received from the Borrower in connection with this Agreement, the Notes or any of the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Commitments. The Borrower, the Agent and each Bank shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into each Note and each of the other Loan Documents (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by the Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of obligations hereunder and under the Notes and the other Loan Documents be automatically recomputed by the Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section.
     SECTION 9.13. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision. The obligations of good faith and fair dealing shall be imposed upon each party to this Agreement.

     SECTION 9.14. Consent to Jurisdiction. The Borrower (a) submits to the nonexclusive personal jurisdiction in the State of New York, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Loan Documents, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for the purpose of litigation to enforce this Agreement, the Notes or the other Loan Documents, and (c) agrees that service of process may be made upon it in the manner prescribed in Section 9.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Agent from bringing any action or exercising any rights against any security and against, the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction.
     SECTION 9.15. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     SECTION 9.16. USA Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

THE HOME DEPOT, INC. (SEAL)
By:	/s/ Rebecca I. Flick
	Name:	Rebecca I. Flick
	Title:	Vice President and Treasurer

The Home Depot, Inc.
2455 Paces Ferry Road, B12
Atlanta, Georgia 30339-4024
Attention: Rebecca I. Flick, Vice President and
Treasurer
Telecopier number: (770) 384-2199
Confirmation number: (770) 384-2657

LEHMAN COMMERCIAL PAPER INC., as Agent for the Banks and as a Bank
By:	/s/ Ahuva Schwager
	Name:	Ahuva Schwager
	Title:	Authorized Signatory

Address for Notices:
Attention: Maritza Ospina
745 Seventh Avenue
New York, New York 10019
Telephone: (212) 526-6590
Telecopier: (646) 758-4648

MERRILL LYNCH CAPITAL CORPORATION, as Syndication Agent for the Banks and as a Bank
By:	/s/ Stephanie Vallillo
	Name:	Stephanie Vallillo
	Title:	Vice President